UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 3, 2005

Date of report (Date of earliest event reported)

VCG HOLDING CORP.

(Exact Name of Registrant as Specified in its Charter)

Colorado	000-50291	84-1157022
(State of Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification)

390 Union Blvd, Suite 540, Lakewood, CO 80228

(Address of principal executive offices, including zip code)

(303) 934-2424

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1. Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On February 3, 2005, VCG Restaurants Denver, Inc., a Colorado corporation and a wholly-owned subsidiary of VCG Holding Corp., a Colorado corporation (“VCG Restaurants”), on the one hand, and Hampden and Galena Limited, a Colorado limited partnership (“Landlord”), on the other hand, executed a certain First Amendment to Commercial Lease (the “Amended Lease”). The original Commercial Lease agreement (the “Original Lease”) was entered into by and between Landlord and Larisa Incorporated d/b/a Centerfold’s Show Club (“Larisa”), on May 10, 2001. Subsequently, on May 22, 2003, Landlord consented to Assignment of Lease (the “Assignment”) whereby Larisa assigned the Original Lease to VCG Restaurants (the “Original Lease” and the “Assignment” collectively hereinafter referred to as the “Commercial Lease”).

Under the terms and provisions of the Amended Lease, Landlord and VCG Restaurants agreed that: (i) VCG Restaurants will be permitted to change the name on the signage on the premises, as it may deem appropriate, (ii) the term of the Commercial Lease will be extended to expire on January 31, 2010 (the “Extended Term”), (iii) the monthly base rental from February 1, 2005 to January 21, 2010 will increase from $11,500 to $14,500, and (iv) VCG Restaurants will have an option to extend the Extended Term for an additional five years, commencing on February 1, 2010 by providing the Landlord with a timely notice of its intent to exercise such option and, in the event of such additional extension, the monthly base rental will be adjusted by the percentage increase in the Consumer Price Index (which index is issued by the United States Bureau of Labor Statistics) as set forth in the Amended Lease. The remaining terms and provisions of the Commercial Lease remain in full force and effect.

The foregoing is a summary description of the terms of the Amended Lease and by its nature is incomplete. It is qualified in the entirety by the text of the Amended Lease, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K. All readers are encouraged to read the entire text of the Amended Lease attached hereto.

Section 9. Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits.

Exhibit 10.1	First Amendment to Commercial Lease, dated February 3, 2005.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VCG HOLDING CORP.

Date: February 9, 2005	By:	/s/ Donald W. Prosser
	Name:	Donald W. Prosser
	Title:	Chief Financial and Accounting Officer